IN THE UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

FEDERAL TRADE COMMISSION,	Civil Action No. 09-cv-6576
Plaintiff,
v.
MONEYGRAM INTERNATIONAL, INC.,
Defendant.

STIPULATED ORDER FOR COMPENSATORY RELIEF
AND MODIFIED ORDER FOR PERMANENT INJUNCTION
Plaintiff, the Federal Trade Commission (“Commission” or “FTC”) and Defendant MoneyGram International, Inc. (“MoneyGram”), stipulate to the entry of this Stipulated Order for Compensatory Relief and Modified Order for Permanent Injunction (“Order”), resolving the FTC’s Unopposed Motion for Entry of Stipulated Order for Compensatory Relief and Modified Order for Permanent Injunction (“Unopposed Motion”).
    THEREFORE, IT IS ORDERED as follows:
FINDINGS
1.    This Court has jurisdiction over this matter.
2.    On October 21, 2009, the Honorable John F. Grady entered the Stipulated Order for Permanent Injunction and Final Judgment (Dkt. No. 13, “2009 Stipulated Order”), resolving allegations in the Commission’s Complaint (Dkt. No. 1, “Complaint”) charging Defendant with engaging in unfair or deceptive acts or practices in violation of Section 5(a) of the FTC Act, 15 U.S.C. § 45(a), the Telemarketing Act, 15 U.S.C. §§ 6101-6108, and the Telemarketing Sales Rule (“TSR”), 16 C.F.R. Part 310, in the course of providing money transfer services to consumers in the United States, through its worldwide money transfer network.

3.    The 2009 Stipulated Order enjoined Defendant from, among other things, failing to: establish, implement, and maintain a comprehensive anti-fraud program that is reasonably designed to protect U.S. and Canadian consumers (Section I); conduct thorough due diligence on prospective agents and ensure its written agreements require agents to have effective anti-fraud policies and procedures in place (Section II); adequately monitor its agents by, among other things, providing appropriate and ongoing training, recording all complaints, reviewing transaction activity, investigating agents, taking disciplinary actions against problematic agents, and ensuring its agents are aware of their obligations to detect and prevent fraud and comply with MoneyGram’s policies and procedures (Section III); and share consumer complaint information with the FTC for inclusion in Consumer Sentinel, a database available to law enforcement (Section IV).
4.    Although the parties stipulate to the entry of this Order resolving the allegations in the FTC’s Unopposed Motion and modifying the 2009 Stipulated Order by requiring Defendant to provide more comprehensive relief to protect consumers worldwide, Defendant neither admits nor denies any of the allegations set forth in the Unopposed Motion, except as specifically stated in this Order. Only for purposes of this action, Defendant admits the facts necessary to establish jurisdiction.
5.    Defendant waives any claim that it may have under the Equal Access to Justice Act, 28 U.S.C. § 2412, concerning the prosecution of this action through the date of this Order, and agrees to bear its own costs and attorney fees.
6.    Defendant and the Commission waive all rights to appeal or otherwise challenge or contest the validity of this Order.
DEFINITIONS
For purposes of this Order, the following definitions apply:

A.	“Cash-to-Cash Money Transfer” means the transfer of the value of cash from one Person in one location to a recipient (payee) in another location that is received in the form of cash.

B.
“Cash Reload Money Transfer” means the transfer of the value of cash from one Person in one location to a recipient (payee) in another location that is received in a form that makes it possible for a Person to convert the cash into an electronic form that can be used to add funds to a general-use prepaid card or an account with a payment intermediary.

C.	“Consumer” means any Person, worldwide, unless otherwise stated, who initiates or sends a Money Transfer.

D.	“Consumer Fraud” means any fraud or deception involving Fraud-Induced-Money-Transfers.

E.	“Defendant” means MoneyGram International, Inc., its subsidiaries and affiliates, and its successors and assigns.

F.
“Elevated Fraud Countries” means any country in which the principal amount of Money Transfers that are the subject of fraud complaints, received by Defendant from any source, represents one (1) percent or more of the principal amount of fraud complaints worldwide received by Defendant, for Money Transfers either sent or received in that country, determined on a quarterly basis, provided that once a country is determined to be one of the Elevated Fraud Countries, it shall continue to be treated as such for purposes of this Order.

G.	“Elevated Fraud Risk Agent Location” means any MoneyGram Agent location that has processed payouts of Money Transfers associated with:

1.
Five (5) or more fraud complaints for such agent location, received by Defendant from any source, during the previous sixty (60) day period, based on a review of complaints on a monthly basis; and fraud complaints, received by Defendant from any source, totaling five (5) percent or more of the total payouts for such agent location in numbers or dollars in a sixty (60) day period, calculated on a monthly basis; or

2.    Fifteen (15) or more fraud complaints for such agent location, received by Defendant from any source, during the previous sixty (60) day period, based on a review of complaints on a monthly basis.

H.
“Fraud-Induced Money Transfer” includes any Money Transfer that was induced by, initiated, or sent as a result of, unfair or deceptive acts or practices and/or deceptive or abusive Telemarketing acts or practices.

I.
“Front Line Employee” means the employee or associate of the MoneyGram Agent responsible for handling a transaction at the point of sale for a Consumer or a recipient (payee) of a Money Transfer, including by initiating, sending, or paying out the Money Transfer.

J.
“MoneyGram Agent” means any network agent, chain agent, master agent, seller, correspondent, authorized delegate, standard agent, independent agent, retail agent, super agent, hybrid agent, subagent, sub-representative, or any location, worldwide, authorized by Defendant to offer or provide any of its Money Transfer products or services.

K.
“Money Transfer” means the sending of money (in cash or any other form, unless otherwise stated) between a Consumer in one location to a recipient (payee) in another location using Defendant’s money transfer service, and shall include transfers initiated or sent in person, online, over the telephone, using a mobile app, at a kiosk, or through whatever platform or means made available, and money transfers received at a kiosk or ATM machine. The term “Money Transfer” does not include Defendant’s payment services available to Persons to pay bills or make payments, such as Defendant’s urgent or utility bill payment services, and Defendant’s pre-paid services for items such as pre-paid cards or cellular phones.

L.
“Person” includes a natural person, an organization or other legal entity, including a corporation, partnership, sole proprietorship, limited liability company, association, cooperative, or any other group or combination acting as an entity.

M.	“Seller” means any Person who, in connection with a Telemarketing transaction, provides, offers to provide, or arranges for others to provide goods or services in exchange for consideration.

N.	“Telemarketer” means any Person who, in connection with Telemarketing, initiates or receives telephone calls to or from a customer.

O.
“Telemarketing” means any plan, program, or campaign which is conducted to induce the purchase of goods or services by use of one or more telephones, and which involves a telephone call, whether or not covered by the TSR.

P.	“Unusual or Suspicious Money Transfer Activity” means Money Transfer activity that cannot reasonably be explained or justified, including, but not limited to, the following:
1.    Data integrity issues, including, but not limited to, invalid, illegible, incomplete, missing, or conflicting biographical data for Consumers or recipients of Money Transfers;
2.    Significant changes in the transaction patterns experienced at the agent location;
3.    Significant differences in the transaction patterns experienced at the agent location relative to the patterns experienced at other agent locations in the same country;
4.    Activity that is indicative of elder financial exploitation;
5.    Irregular concentrations of send and/or pay activity between the agent and one or more other MoneyGram Agent locations;
6.    Irregular concentrations of send and/or pay activity between the agent and one or more geographical areas that have been identified as high risk for fraud;
7.    Unusual transaction patterns by senders or recipients, including, but not limited to, the same individual sending or receiving consecutive Money Transfers from the same or different agent locations;
8.    Flipping patterns (shortly after receiving funds, a large portion of the money is sent to another recipient);
9.    Suspicious structuring or splitting of Money Transfers to avoid recordkeeping, identification requirements, or reporting required by law;
10.    Suspicious surfing patterns (look-ups of Money Transfers in MoneyGram’s system by Front Line Employees that cannot reasonably be explained or justified); or

11.    Transactions that have characteristics related, or similar, to the transaction(s) that was (were) reported as fraud.
I.
PROHIBITED BUSINESS ACTIVITIES
IT IS FURTHER ORDERED that Defendant, Defendant’s officers, agents, employees, and all other Persons in active concert or participation with any of them, who receive actual notice of this Order, whether acting directly or indirectly, in connection with promoting, offering for sale, or providing Money Transfer services, are permanently restrained and enjoined from:

A.
Transmitting a Money Transfer that Defendant knows or should know is a Fraud-Induced Money Transfer, or paying out a Money Transfer to any Person that Defendant knows or should know is using its system to obtain funds from a Consumer, directly or indirectly, as a result of fraud;

B.
Providing substantial assistance or support to any Seller or Telemarketer that Defendant knows or should know is accepting from a U.S. Consumer, directly or indirectly, a Money Transfer as payment for goods or services offered or sold through Telemarketing;

C.	Failing to do any of the following in connection with Money Transfers initiated by Consumers:

1.	Interdict recipients that have been the subject of any complaints about Fraud-Induced Money Transfers based on information provided to, or that becomes known by, Defendant;
2.    Identify, prevent, and stop Cash-to-Cash Money Transfers and Cash Reload Money Transfers initiated or received in the U.S. that Defendant knows or should know are being used to pay Sellers or Telemarketers, including, but not limited to, by:
a.    Asking all U.S. Consumers whether the Money Transfer is a payment for goods or services offered or sold through Telemarketing;
b.    Declining to process Money Transfers from U.S. Consumers where the Money Transfer is a payment for goods or services offered or sold through Telemarketing; and

c.    Interdicting known Sellers and Telemarketers accepting Money Transfers as payments for goods or services offered through Telemarketing;
3.    Provide a clear, concise, conspicuous, and uncontradicted Consumer Fraud warning on the front page of all Money Transfer forms, paper or electronic, utilized by Consumers in Elevated Fraud Countries to initiate Money Transfers using Defendant’s system that includes, at a minimum:
a.    A list of the most common types of scams that utilize Defendant’s Money Transfer system;
b.    A warning that it is illegal for any Seller or Telemarketer to accept payments from U.S. Consumers through Money Transfers for goods or services offered or sold through Telemarketing;
c.    A notice to Consumers that the Money Transfer can be paid out to the recipient within a short time, and after the money is paid out, Consumers’ ability to obtain a refund from Defendant may be limited; and
d.    A toll-free or local number and a website for Defendant, subject to the timing requirements set forth in Subsection C.4, that Consumers may call or visit to obtain assistance and file a complaint if their Money Transfer was procured through fraud;
4.    Make available in all countries in which Defendant offers Money Transfer services a website that Consumers may visit to obtain assistance and file a complaint if they claim their Money Transfer was procured through fraud, provided that websites that are not yet available shall be made available in accordance with the following schedule: (i) for countries determined to be Elevated Fraud Countries as of the entry of this Order, within six (6) months of entry of this Order; and (ii) for all other countries, within two (2) years of entry of this Order;

5.    Provide Consumers who initiate or send Money Transfers via the Internet, telephone, mobile app, kiosk, or any other platform that is not in-person, with substantially the same clear, concise, conspicuous, and uncontradicted fraud warning required by Subsection C.3, provided that the warning may be abbreviated to accommodate the specific characteristics of the media or platform;
6.    Review and update the Consumer warning, at a minimum annually, to ensure its effectiveness in preventing Fraud-Induced Money Transfers; and
7.    Submit modifications to the warning, if any, to the Commission for review no less than ten (10) business days before any modified warning is disseminated to MoneyGram Agents; provided that nothing herein shall prohibit Defendant from changing the nature or form of its service, send forms, or media or platform for offering Money Transfer services or from seeking to replace its send forms with an electronic form or entry system of some type in the future. In the event such changes are made, Defendant shall provide a fraud warning substantially similar to that outlined in Subsection C.3 in a form appropriate to the media or platform;

D.
Failing to reimburse the principal amount of a Consumer’s Money Transfer and any associated Money Transfer fees whenever a Consumer or his or her authorized representative reasonably claims that the transfer was fraudulently induced and:

1.    The Consumer or his or her authorized representative asks Defendant, the sending agent, or Front Line Employees to reverse the transfer before the transferred funds have been picked up; or
2.    Defendant, after reviewing information and data relating to the Money Transfer, determines that Defendant, its agents, or the Front Line Employees failed to comply with any of Defendant’s policies and procedures relating to detecting and preventing Fraud-Induced Money Transfers when sending or paying out the Money Transfer by failing to:

provide the required Consumer Fraud warnings; comply with Defendant’s interdiction or callback programs; verify the recipient’s identification; or accurately record the recipient’s identification(s) and other required biographical data;

E.
Failing to promptly provide information to a Consumer, or his or her authorized representative, who reports being a victim of fraud to Defendant, about the name of the recipient of the Consumer’s Money Transfer and the location where it was paid out, when such information is reasonably requested; and

F.
Failing to establish and implement, and thereafter maintain, a comprehensive anti-fraud program that is designed to protect Consumers by detecting and preventing Fraud-Induced Money Transfers worldwide, and to avoid installing or doing business with agents who appear to be involved or complicit in processing Fraud-Induced Money Transfers or who fail to comply with Defendant’s policies and procedures to detect and prevent fraud (hereinafter referred to as “Defendant’s Anti-Fraud Program” or “Program”). To satisfy this requirement, Defendant must, at a minimum:

1.    Fully document in writing the content and implementation of the Program and provide that documentation to the FTC;
2.    Implement the Program within four (4) months of the entry of this Order;
3.    Design and implement administrative, technical, and physical safeguards to detect and prevent Fraud-Induced Money Transfers, accounting for the volume and complexity of Defendant’s Money Transfer system. Such safeguards shall include at a minimum:
a.    Performance of due diligence on all prospective MoneyGram Agents and existing MoneyGram Agents whose contracts are up for renewal, which at a minimum meets the requirements in Section II of this Order;

b.    Designation of a qualified employee or employees to coordinate and be accountable for Defendant’s Anti-Fraud Program;
c.    Education and training on Consumer Fraud for MoneyGram Agents and Front Line Employees, which at minimum address the topics listed in Section III.A of this Order;
d.    Monitoring of MoneyGram Agent and Front Line Employee activity related to the prevention of Fraud-Induced Money Transfers, including, but not limited to, the measures in Section III.B of this Order;
e.    Prompt disciplinary action against MoneyGram Agent locations and Front Line Employees where necessary to prevent Fraud-Induced Money Transfers, which at minimum meets the requirements in Section III.C of this Order;
f.    Systematic controls to detect and prevent Fraud-Induced Money
Transfers, including, but not limited to:

i.	To the extent permitted by law, requiring all Persons to provide a government-issued identification document (ID) in order to receive a Money Transfer through a MoneyGram Agent;

ii.
Establishing certain dollar thresholds for Money Transfers to Elevated Fraud Countries and holding Money Transfers exceeding such dollar thresholds to Elevated Fraud Countries until Defendant has confirmed with the sender that they are not Fraud-Induced Money Transfers or has refunded the money to the sender; and

iii.	Ensuring that MoneyGram Agent locations are recording all required information about recipients required by Defendant’s policies or procedures or by law, including, but not limited to, their names, addresses, telephone numbers, and identifications, before paying out Money Transfers; and
g.    Periodic evaluation and adjustment of Defendant’s Anti-Fraud Program in light of:
i.    The results of the monitoring required by Subsection F.3.d of this Section and Section III of this Order;
ii.    Any material changes to Defendant’s operations or business arrangements; or
iii.    Any other circumstances that Defendant knows or should know may have a material impact on the effectiveness of Defendant’s Anti-Fraud Program, provided that Defendant shall notify the FTC in writing of the adjustments to Defendant’s Anti-Fraud Program, and reasons for such adjustments, no more than thirty (30) days after any material modification to Defendant’s Anti-Fraud Program has been implemented.
II.
DUE DILIGENCE ON PROSPECTIVE AND EXISTING
MONEYGRAM AGENTS

IT IS FURTHER ORDERED that Defendant, Defendant’s officers, agents, employees, and all other Persons in active concert or participation with any of them, who receive actual notice of this Order, whether acting directly or indirectly, in connection with promoting, offering for sale, or providing Money Transfer services, are hereby restrained and enjoined from:

A.	Failing to conduct thorough due diligence on all Persons applying to become, or renewing their contracts as, MoneyGram Agents, including any sub-representative or subagent, to avoid installing

MoneyGram Agents worldwide who may become Elevated Fraud Risk Agent Locations, including, but not limited to, by:
1.    Verifying the Person’s government-issued identification;
2.    Conducting necessary background checks (criminal, employment, or otherwise) where permissible under local law;
3.    Determining whether information or statements made during the agent application process are false or inconsistent with the results of Defendant’s background checks or other due diligence;
4.    Taking all steps necessary to ascertain, consistent with industry standards and guidance, whether the prospective agent formerly owned, operated, had been a Front Line Employee of, or had a familial, beneficial, or straw relationship with any location of any money services business that was suspended or terminated for fraud-related reasons, as permitted by applicable laws and regulations (including foreign laws and regulations) and with the required cooperation from other Money Transfer companies;
5.    Ascertaining whether the prospective agent had previously been interdicted by Defendant for suspicious activities or had been reported to Defendant as a recipient of Fraud-Induced Money Transfers;
6.    Conducting an individualized assessment of the particular risk factors involved with each MoneyGram Agent application and conducting necessary investigative steps consistent with those risks; and
7.    Maintaining information about Defendant’s due diligence, including, but not limited to, information about the identities of the agent owners, their government-issued identifications, and the background check(s) conducted;

B.
Failing to reject applications where Defendant becomes aware or should have become aware based upon its due diligence that the applicant, or any of the applicant’s sub-representatives or subagents, presents a material risk of becoming an Elevated Fraud Risk Agent Location;

C.	Failing to ensure that the written agreements entered into with all new MoneyGram Agents require them to comply with Section I.C.2 of this Order;

D.
Failing to ensure that all new MoneyGram Agents have effective policies and procedures in place at each of the agent’s locations to detect and prevent Fraud-Induced Money Transfers and other acts or practices that violate Section I of this Order;

E.
Failing to confirm that MoneyGram Agents whose contracts are up for renewal are complying with the terms of their agreements with Defendant, including, but not limited to, by having effective policies and procedures in place to detect and prevent Fraud-Induced Money Transfers; and

F.
Failing to require all new MoneyGram Agents, and existing MoneyGram Agents, to: (i) disclose and update the identities of any sub-representative or subagent; and (ii) direct their subagents or sub-representatives to maintain records on the identities of their Front Line Employees.

III.
MONITORING COMPLIANCE OF MONEYGRAM AGENTS
IT IS FURTHER ORDERED that Defendant, Defendant’s officers, agents, employees, and all other Persons in active concert or participation with any of them, who receive actual notice of this Order, whether acting directly or indirectly, in connection with promoting, offering for sale, or providing Money Transfer services, are hereby restrained and enjoined from:

A.
Failing to provide ongoing education and training on Consumer Fraud for all MoneyGram Agents, Front Line Employees, and other appropriate MoneyGram personnel, including, but not limited to, education and training on detecting, investigating, preventing, reporting, and otherwise handling suspicious transactions and Fraud-Induced Money Transfers, and ensuring that all MoneyGram Agents and Front Line Employees are notified of their obligations to comply with Defendant’s policies and procedures and to implement and maintain policies and procedures to detect and prevent Fraud-Induced Money Transfers or other acts or practices that violate Section I of this Order;

B.	Failing to monitor and investigate MoneyGram Agent location activity to detect and prevent Fraud-Induced Money Transfers, including, but not limited to:

1.
Developing, implementing, adequately staffing, and continuously operating and maintaining a system to receive and retain all complaints and data received from any source, anywhere in the world, involving alleged Fraud-Induced Money Transfers, and taking steps necessary to obtain, record, retain, and make easily accessible to Defendant and, upon request, the FTC, all relevant information regarding all complaints related to alleged Fraud-Induced Money Transfers, including, but not limited to:

a.    The Consumer’s name, address, and telephone number;
b.    The substance of the complaint, including the fraud type and fraud method, and the name of any Person referenced;

c.	The reference number for each Money Transfer related to the complaint;
d.    The name, agent identification number, telephone number, and address of the sending agent(s);
e.    The date of each Money Transfer;
f.    The amount of each Money Transfer;
g.    The Money Transfer fee for each Money Transfer;
h.    The date each Money Transfer is received;
i.    The name, agent identification number, telephone number, and address of the receiving agent(s);
j.    The name, address, and telephone number of the recipient, as provided by the recipient, of each Money Transfer;

k.    The identification, if any, presented by the recipient, and recorded, for each Money Transfer;
l.    All transactions conducted by the Consumer bearing any relationship to the complaint;
m.    To the extent there is any investigation concerning, and/or resolution of, the complaint:
i.    The nature and result of any investigation conducted concerning the complaint;
ii.    Any response to the complaint and the date of such response to the complaint;
iii.    The final resolution of the complaint, the date of such resolution, and an explanation for the resolution; and
iv.    If the resolution does not include the issuance of a refund, the reason for the denial of a refund;

2.
Taking steps to identify MoneyGram Agents and Front Line Employees involved or complicit in fraud, including, at a minimum, by conducting the reviews and analyses set forth in Subsections B.4 and 5 of this Section;

3.	Routinely reviewing and analyzing data regarding the activities of MoneyGram Agent locations in order to identify the following:
a.    Agent locations that have processed transactions associated with two (2) or more complaints about alleged Fraud-Induced Money Transfers, received by Defendant from any source, during a thirty (30) day period; and
b.    Elevated Fraud Risk Agent Locations, as defined in Definition G;
4.    For agent locations identified pursuant to Subsection B.3.a of this Section, investigating the agent location by reviewing transaction data and conducting analyses to determine if the agent location displayed, at a minimum, the Unusual or Suspicious Money Transfer Activity as set forth in Definition P.1-2, 4-9, and 11, and if Defendant’s findings indicate that the agent location has engaged in any of those activities, fully investigating the agent location as required by Subsection B.5 of this Section; and
5.    For Elevated Fraud Risk Agent Locations identified pursuant to Subsection B.3.b of this Section, fully investigating the agent location by reviewing transaction data and conducting analyses to determine if the agent location displayed any Unusual or Suspicious Money Transfer Activity as defined in Definition P;

C.	Failing to take at least the following actions to prevent further Fraud-Induced Money Transfers:
1.    Suspending MoneyGram Agent locations, as follows, pending further investigation to determine whether the MoneyGram Agent locations can continue operating consistent with this Order’s requirements:
a.    For agent locations identified pursuant to Subsection B.3.a of this Section, if the investigation of the agent location required by Subsection B.4 of this Section is not completed within fourteen (14) days after the agent location is identified, suspending the MoneyGram Agent location’s ability to conduct further Money Transfers until the investigation is completed; and
b.    For Elevated Fraud Risk Agent Locations identified pursuant to Subsection B.3.b of this Section, immediately suspending the MoneyGram Agent’s ability to conduct further Money Transfers until the review required by Subsection B.5 of this Section is completed, except that, for a MoneyGram Agent that is a bank or bank branch and otherwise subject to this immediate suspension requirement by virtue of fraud complaints about Money Transfers that are transferred directly into its account holders’ bank accounts, Defendant shall comply with Subsection III.C.1.a. and also permanently block, or request that the MoneyGram Agent block, all further Money Transfers to bank accounts for which Defendant has received any fraud complaint;
2.    Upon completion of the investigation, terminating, suspending, or restricting MoneyGram Agent locations as follows:
a.    Terminating or suspending the MoneyGram Agent location, or restricting the agent location’s ability to send and/or receive certain Money Transfers, if the findings indicate that the MoneyGram Agent location is not, or has not been, complying with Defendant’s Anti-Fraud Program and other policies and procedures relating to detecting and preventing Fraud-Induced Money Transfers, including, but not limited to, by failing to collect and record required and accurate biographical information about, and government-issued identifications for, the recipients of Money Transfers; and
b.    Terminating the MoneyGram Agent location if the findings indicate that any of the MoneyGram Agent location’s owners, management, or supervisors, or any of its current Front Line Employees are, or may be, complicit in the Fraud-Induced Money Transfers, the agent location has failed to comply with Section IV of this Order, or the agent location has repeatedly failed to comply with Defendant’s Anti-Fraud and other policies and procedures relating to detecting and preventing Fraud-Induced Money Transfers;
3.    On at least a monthly basis, ensuring that all MoneyGram Agents in Elevated Fraud Countries receive notice of the substance of any complaints Defendant received involving transactions processed by the agent locations; and
4.    Ensuring that all MoneyGram Agents are enforcing effective policies and procedures to detect and prevent Fraud-Induced Money Transfers, or other acts or practices that violate Section I of this Order; and

D.
Failing to establish anti-fraud controls to ensure that, prior to paying out Money Transfers, MoneyGram Agent locations are recording all required information about the recipients of Money Transfers, including, but not limited to, the recipients’ names, addresses, telephone numbers, and identifications, and are verifying the identification presented by the recipients or, for Money Transfers that are directed to bank accounts, are recording the identities of the account holders.

IV.
REQUIREMENTS FOR ELEVATED FRAUD RISK AGENT LOCATIONS
IT IS FURTHER ORDERED that Defendant, Defendant’s officers, agents, employees, and all other Persons in active concert or participation with any of them, who receive actual notice of this Order, whether acting directly or indirectly, in connection with promoting, offering for sale, or providing Money Transfer services, shall require and ensure that all Elevated Fraud Risk Agent Locations that are still operating do the following for one (1) year from the date that Defendant identifies the agent as an Elevated Fraud Risk Agent Location under the terms of this Order:

A.
For Money Transfers that are not transferred directly into a recipient’s bank account, photocopy or scan the identification documents or biometric information presented by the recipient and retain the photocopies or images, along with the receive forms, for a period of five (5) years; and

B.	Demonstrate during compliance reviews or mystery shops, which Defendant shall conduct on at least a quarterly basis, that the agent location is complying with the requirements in this Section;
Provided, however, that if Defendant reasonably believes that complying with Subsection A of this Section for Money Transfers received by an Elevated Fraud Risk Agent Location in a particular foreign jurisdiction would violate that jurisdiction’s laws, Defendant may instead, upon notice to Commission staff, block all Money Transfers from the United States to that Elevated Fraud Risk Agent Location or, with the agreement of Commission staff, take other action at that location to protect Consumers from fraud.
V.

SHARING COMPLAINT INFORMATION
IT IS FURTHER ORDERED that, Defendant, Defendant’s officers, agents, employees, and all other Persons in active concert or participation with any of them, who receive actual notice of this Order, whether acting directly or indirectly, shall, in addition to, or as a modification of, any other policy or practice that the Defendant may have, including Defendant’s ongoing submission of information to the FTC for inclusion in the Consumer Sentinel Network (“Consumer Sentinel”):

A.
When Defendant is contacted with a complaint about alleged fraudulent activity associated with a Money Transfer, provide notice to the Consumer, or his or her authorized representative, that (i) Defendant’s practice is to share information regarding the Consumer’s Money Transfer and complaint with law enforcement, including a database used by law enforcement authorities in the United States and other countries; and (ii) if the Consumer does not want his or her name, address, telephone number, and identification shared with law enforcement, Defendant will honor that request unless applicable law permits or requires Defendant to provide that information; and

B.
Regularly, but no less often than every thirty (30) days, submit electronically to the FTC, or its designated agent, for inclusion in Consumer Sentinel, all relevant information Defendant possesses regarding complaints received from Consumers, their authorized representatives, or any other source, anywhere worldwide, about alleged Fraud-Induced Money Transfers and regarding the underlying transfer itself, including, but not limited to, the information set forth in Section III.B.1.a through III.B.1.l. Provided, however, if Defendant receives a request from a Consumer or the Consumer’s authorized representative, which is documented by Defendant, stating that the Consumer does not want his or her name, address, telephone number, and identification shared with the database, or if Defendant received the complaint from a source other than the Consumer or the Consumer’s authorized representative, Defendant shall submit to the FTC an anonymized complaint with the Consumer’s name, address, telephone number, and identification redacted.

Provided, further, that Defendant shall cooperate with the FTC in order to facilitate compliance with this Section.
VI.
CORPORATE COMPLIANCE MONITOR PURSUANT TO DEFERRED PROSECUTION AGREEMENT

Defendant shall comply with the Department of Justice’s (“DOJ”) Deferred Prosecution Agreement (“DPA”) Corporate Compliance Monitor requirement pursuant to Paragraphs 10 through 13 and Attachment D of the DPA filed in United States v. MoneyGram International, Inc., 12-CR-00291 (M.D. Pa. Nov. 9, 2012) (Docket No. 3), and the subsequent Amendment to and Extension of the DPA, filed on November , 2018 (Docket No. __) (“DPA Amendment”), and shall provide the Commission each of the Corporate Compliance Monitor’s reports within fifteen (15) days of receipt.
VII.
MONETARY JUDGMENT FOR COMPENSATORY RELIEF
IT IS FURTHER ORDERED THAT:

A.	Judgment in the amount of One Hundred Twenty-Five Million Dollars ($125,000,000) is entered in favor of the Commission against Defendant as equitable monetary relief for consumer redress.

B.
Defendant shall satisfy the judgment in Subsection A of this Section by complying with the payment requirements set forth in Paragraphs 10 and 11 of the DPA Amendment filed in United States v. MoneyGram International, Inc., 12 CR-00291 (M.D. Pa.).

C.
Defendant relinquishes dominion and all legal and equitable right, title, and interest in all assets transferred pursuant to this Order and Paragraphs 10 and 11 of the DPA Amendment and may not seek the return of any assets;

D.
The facts alleged in the Complaint and Unopposed Motion will be taken as true, without further proof, in any subsequent civil litigation by or on behalf of the Commission, including in a proceeding to enforce its rights to any payment or monetary judgment pursuant to this Order, such as a nondischargeability complaint in any bankruptcy case;

E.
The facts alleged in the Complaint and Unopposed Motion establish all elements necessary to sustain an action by the Commission pursuant to Section 523(a)(2)(A) of the Bankruptcy Code, 11 U.S.C. § 523(a)(2)(A), and this Order will have collateral estoppel effect for such purposes;

F.
Defendant acknowledges that its Employer Identification Number, which Defendant must submit to the Commission, may be used for collecting and reporting on any delinquent amount arising out of this Order, in accordance with 31 U.S.C. § 7701;

G.
All money paid pursuant to this Order and Paragraphs 10 and 11 of the DPA Amendment shall be deposited into the DOJ or the Department of the Treasury Assets Forfeiture Funds. The funds shall be administered by the FTC and DOJ to compensate the fraud victims described in the FTC’s Unopposed Motion and the DOJ’s and Defendant’s Joint Motion to Extend and Amend the DPA (Docket No. __). Defendant has no right to challenge any actions taken by DOJ, the FTC, or their representatives, pursuant to this Subsection; and

H.
No asset transfer required by this Order should be deemed, or deemed in lieu of, a fine, penalty, forfeiture, or punitive assessment. Defendant’s satisfaction of the judgment through a payment pursuant to the DPA Amendment is not intended to alter the remedial nature of the judgment.

VIII.
2009 STIPULATED ORDER VACATED
IT IS FURTHER ORDERED that this Order supersedes the 2009 Stipulated Order entered by this Court, which is hereby vacated as moot.
IX.
ORDER ACKNOWLEDGMENT
IT IS FURTHER ORDERED that Defendant obtain acknowledgments of receipt of this Order:

A.	Defendant, within seven (7) days of entry of this Order, must submit to the Commission an acknowledgment of receipt of this Order sworn under penalty of perjury;

B.
For ten (10) years after entry of this Order, Defendant must deliver, or cause to be delivered, by electronic or other means a copy of this Order to: (1) all principals, officers, directors, and LLC managers and members; (2) all employees, agents, and representatives who participate in conduct related to the subject matter of this Order, including, but not limited to, MoneyGram Agents and employees who are involved in any way with Consumer Fraud complaints or who are involved in the hiring, training, or monitoring of MoneyGram Agents; and (3) any business entity resulting from any change in structure as set forth in the Section titled Compliance Reporting. Defendant must send a copy of this Order to current personnel within fourteen (14) days of entry of this Order. For all others, delivery must occur before they assume their responsibilities; and

C.
From each individual or entity to which a Defendant delivered a copy of this Order, Defendant must obtain, within thirty (30) days, a signed and dated acknowledgment of receipt of this Order. Provided that, in the event that Defendant is unable to secure such acknowledgements from all current MoneyGram Agents, despite notice of this requirement, Defendant shall retain proof of distribution of this Order to all current MoneyGram Agents, such as an electronic mail receipt, a certified mail receipt, or an affidavit of service.

X.
COMPLIANCE REPORTING
IT IS FURTHER ORDERED that Defendant make timely submissions to the Commission:

A.
One (1) year after entry of this Order, Defendant must submit a compliance report, sworn under the penalty of perjury by a senior corporate manager, or a senior officer responsible for Defendant’s Anti-Fraud Program, based on personal knowledge or knowledge gained from company officials or subject matter experts with requisite knowledge, that:

1.	Identifies the primary physical, postal, and email address and telephone number, as designated points of contact, which representatives of the Commission may use to communicate with Defendant;

2.	Identifies any business entity that Defendant has any ownership interest in or controls directly or indirectly that may affect compliance obligations arising under this Order;

3.	Describes in detail whether and how Defendant is in compliance with each Section of this Order, including, but not limited to, describing the following:

a.	The number of MoneyGram Agents, by country, identified by the procedures in Section III.B.3 of this Order;

b.
The names, addresses, and telephone numbers of all MoneyGram Agent locations that have been suspended, restricted, or terminated by Defendant for reasons related to Fraud-Induced Money Transfers, the dates of and the specific reasons for the suspensions, restrictions, or terminations, and, for MoneyGram Agents that have been reactivated after suspension, the dates of the reactivations; and

c.	Evidence showing that Defendant has and is complying with the requirements of Sections I through V of this Order;

4.	Indicates that Defendant is not aware of any material noncompliance that has not been (1) corrected or (2) disclosed to the Commission; and

5.	Includes a copy of each Order Acknowledgment obtained pursuant to this Order, unless previously submitted to the Commission.

B.
Annually, unless otherwise stated in this Subsection, for a period of twelve (12) years after Defendant’s submission of the compliance report required by Subsection A of this section, Defendant shall submit a compliance report, sworn under penalty of perjury by a senior corporate manager, or a senior officer responsible for Defendant’s Anti-Fraud Program, based on personal knowledge or knowledge gained from company officials or subject matter experts with requisite knowledge, that:

1.	Notifies the Commission of any change in any designated point of contact within fourteen (14) days of the change;

2.
Notifies the Commission of any change in the structure of any entity that Defendant has any ownership interest in or controls directly or indirectly that may affect compliance obligations arising under this Order, including: creation, merger, sale, or dissolution of the entity or any subsidiary, parent, or affiliate that engages in any acts or practices subject to this Order, within fourteen (14) days of the change;

3.	Describes in detail whether and how Defendant is in compliance with each Section of this Order, including, but not limited to, describing the following:

a.	The number of MoneyGram Agents, by country, identified by the procedures in Section III.B.3 of this Order;

b.
The names, addresses, and telephone numbers of all MoneyGram Agents that have been suspended, restricted, or terminated by Defendant for reasons related to Fraud-Induced Money Transfers, the dates of and the specific reasons for the suspensions, restrictions, or terminations, and, for MoneyGram Agents that have been reactivated after suspension, the dates of the reactivations;

c.	Evidence showing that Defendant has and is complying with the requirements of Sections I through V of this Order; and

4.	Indicates that Defendant is not aware of any material noncompliance that has not been (1) corrected or (2) disclosed to the Commission.

C.	Defendant must submit to the Commission notice of the filing of any bankruptcy petition, insolvency proceeding, or similar proceeding by or against Defendant within fourteen (14) days of its filing;

D.
Any submission to the Commission required by this Order to be sworn under penalty of perjury must be true and accurate and comply with 28 U.S.C. § 1746, such as by concluding: “I declare under penalty of perjury under the laws of the United States of America that the foregoing is true and correct. Executed on: _____” and supplying the date, signatory’s full name, title (if applicable), and signature; and

E.
Unless otherwise directed by a Commission representative in writing, all submissions to the Commission pursuant to this Order must be emailed to DEbrief@ftc.gov or sent by overnight courier (not the U.S. Postal Service) to: Associate Director for Enforcement, Bureau of Consumer Protection, Federal Trade Commission, 600 Pennsylvania Avenue NW, Washington, DC 20580. The subject line must begin: FTC v. MoneyGram, X___________.

XI.
RECORDKEEPING
IT IS FURTHER ORDERED that Defendant must create certain records for twelve (12) years after entry of this Order, and retain each such record for five (5) years. Specifically, Defendant must create and retain the following records:

A.
Defendant’s current written programs and policies governing the detection and prevention of Consumer Fraud and the installation and oversight of its agents, including, but not limited to, its Anti-Fraud Program;

B.	Defendant’s current policies and procedures governing Consumer Fraud education or training provided to MoneyGram Agents or other appropriate personnel;

C.
All MoneyGram Agent applications, records reflecting due diligence conducted by Defendant with respect to such applications, and with respect to agents whose contracts come up for renewal, and written agreements entered into with MoneyGram Agents;

D.
Records of all complaints and refund requests, whether received directly or indirectly, such as through a third party, from any source, anywhere in the world, about potentially Fraud-Induced Money Transfers, and any response, including, but not limited to, the information listed in Section III.B.1 of this Order;

E.
Records reflecting all steps Defendant has taken to monitor the activity of its agents to detect, reduce, and prevent Consumer Fraud, including, but not limited to, records of Defendant’s reviews, audits, or investigations of MoneyGram Agents associated with Consumer Fraud, communications with such agents regarding Consumer Fraud matters, and any remedial action taken against agents due to fraud;

F.	Copies of documents relating to compliance reviews or mystery shops conducted by Defendant of Elevated Fraud Risk Agent Locations pursuant to Section IV of this Order; and

G.	All records necessary to demonstrate full compliance with each provision of this Order, including all submissions to the Commission.
XII.
COMPLIANCE MONITORING
IT IS FURTHER ORDERED that, for the purpose of monitoring Defendant’s compliance with this Order and any failure to transfer any assets as required by this Order:

A.
Within fourteen (14) days of receipt of a written request from a representative of the Commission, Defendant must: submit additional compliance reports or other requested information, which must be sworn under penalty of perjury; appear for depositions; and produce documents for inspection and copying. The Commission is also authorized to obtain discovery, without further leave of court, using any of the procedures prescribed by Federal Rules of Civil Procedure 29, 30 (including telephonic depositions), 31, 33, 34, 36, 45, and 69;

B.
For matters concerning this Order, the Commission is authorized to communicate directly with Defendant. Defendant must permit representatives of the Commission to interview any employee or other Person affiliated with Defendant who has agreed to such an interview. The Person interviewed may have counsel present; and

C.	The Commission may use all other lawful means, including posing, through its representatives as Consumers, suppliers, or other individuals or entities, to Defendant or any individual or entity affiliated with Defendant, without the necessity of identification or prior notice. Nothing in this Order limits the Commission’s lawful use of compulsory process, pursuant to Sections 9 and 20 of the FTC Act, 15 U.S.C. §§ 49, 57b-1.
XIII.
RETENTION OF JURISDICTION
IT IS FURTHER ORDERED that this Court retains jurisdiction of this matter for purposes of construction, modification, and enforcement of this Order.

SO ORDERED this day of , 2018.

____________________________________
UNITED STATES DISTRICT JUDGE

SO STIPULATED AND AGREED:

PLAINTIFF FEDERAL TRADE COMMISSION

/s/ Karen D. Dodge	Dated: November 8, 2018
KAREN D. DODGE
JOANNIE T. WEI
Attorneys for Plaintiff
Federal Trade Commission, Midwest Region
230 South Dearborn Street, Suite 3030
Chicago, Illinois 60604
(312) 960‑5634 (telephone)
(312) 960‑5600 (facsimile)

DEFENDANT MONEYGRAM INTERNATIONAL, INC.

/s/ W. Alexander Holmes	Dated: November 6, 2018
W. ALEXANDER HOLMES
Director and Chief Executive Officer

COUNSEL FOR DEFENDANT MONEYGRAM INTERNATIONAL, INC.

/s/ David M. Zinn	Dated: November 6, 2018
DAVID M. ZINN
STEVEN M. CADY
Attorneys for Defendant
Williams & Connolly LLP
725 Twelfth Street, N.W.
Washington, D.C. 20005-5901
(202) 434-5880 (telephone)
(202) 434-5029 (facsimile)